Filed pursuant to Rule 424(b)(3)
                                                           Sec. No. 333-115481

                              PROSPECTUS SUPPLEMENT

                          WaveRider Communications Inc.

             1,842,410 (originally 2,117,014) Shares of Common Stock

       This prospectus supplement supplements the information we provided in our prospectus dated August 27, 2003 relating to 1,842,410 shares of our common stock registered for sale by the selling stockholders named therein.

       We are filing this prospectus supplement to provide the information contained in our quarterly report on Form 10-QSB for the period ended September 30, 2004.

       As of November 15, 2004, 785,602 shares of our common stock, registered under our prospectus dated May 12, 2004, remain available for issuance.

                               Recent Developments

       Attached hereto and incorporated herein is our quarterly report on Form 10-QSB for the period ended September 30, 2004.

       This prospectus supplement should be read in conjunction with the prospectus and is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. This prospectus supplement is not complete without the prospectus dated May 12, 2004, as amended and supplemented from time to time, and we have not authorized anyone to deliver or use this prospectus supplement without the prospectus dated May 12, 2004, as so amended and supplemented.



       Our common stock is traded over-the-counter on the OTC Electronic Bulletin Board of the National Association of Securities Dealers, Inc. under the symbol "WAVR.OB." The last reported sale price of our common stock on November 12, 2004 was $0.32 per share.

       Investing in our common stock involves a high degree of risk. Please consider carefully the Risk Factors beginning on page 4 of the prospectus dated May 12, 2004.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

          The date of this prospectus supplement is November 15, 2004.